Date: September 1, 2015

Media Contact:	Investor Contacts:
Michael Kinney	Joanne Fairechio
(732) 938-1031	(732) 378-4967
mkinney@njresources.com	jfairechio@njresources.com
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY RESOURCES BOARD OF DIRECTORS
INCREASES QUARTERLY DIVIDEND 6.7 PERCENT

WALL, N.J. - The board of directors of New Jersey Resources (NYSE: NJR), has unanimously approved a 6.7 percent increase in the quarterly dividend rate to $.24 per share from $.225 per share. The new quarterly rate will be effective with the dividend payable October 1, 2015, to shareowners of record on September 15, 2015. The new annual dividend rate will be $0.96 per share. This dividend replaces the previous dividend of $.225 per share approved on July 14, 2015, for shareowners of record on September 15, 2015. NJR has paid quarterly dividends continuously since its inception in 1952.

“As a result of our consistent financial performance and strong financial profile, we have been able to increase our dividend for the 22nd time in the last 20 years,” said Laurence M. Downes, chairman and CEO of New Jersey Resources. “The action taken today by our board of directors reaffirms our commitment to providing our shareowners with a competitive return on their investment, and is our way of recognizing them for the confidence they place in us year after year.”

About New Jersey Resources
New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that provides safe and reliable natural gas and clean energy services, including transportation, distribution and asset management. With annual revenues in excess of $3 billion, NJR is comprised of five primary businesses:

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New Jersey Natural Gas is NJR’s principal subsidiary that operates and maintains over 7,000 miles of natural gas transportation and distribution infrastructure to serve over half a million customers in New Jersey’s Monmouth, Ocean and parts of Morris and Middlesex counties.

•	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services to its customers across North America.

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NJR Clean Energy Ventures invests in, owns and operates solar and onshore wind projects with a total capacity of over 130 megawatts, providing residential and commercial customers with low-carbon solutions.

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NJR Midstream serves customers from local distributors and producers to electric generators and wholesale marketers through its equity ownership in a natural gas storage facility and Dominion Midstream Partners, LP.

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NJR Home Services provides heating, central air conditioning, standby generators, solar and other indoor and outdoor comfort products to residential homes and businesses throughout New Jersey and serves approximately 117,000 service contract customers.

NJR and its nearly 1,000 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

For more information about NJR:
Visit www.njresources.com.
Follow us on Twitter @NJNaturalGas.
“Like” us on facebook.com/NewJerseyNaturalGas.
Download our free NJR investor relations app for iPad, iPhone and Android.

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